MINERAL PROPERTY OPTION AGREEMENT

THIS AGREEMENT is made as of the 23rd day of January, 2005

BETWEEN:

MINQUEST INC., a company having an office at 4235 Christy Way, Reno, Nevada, 89509, USA

(the "Optionor")

OF THE FIRST PART

AND:

0707729 B.C., a company having an office at Suite 600 – 580 Hornby Street, Vancouver, British Columbia, V6C 1L6

(the "Optionee")

OF THE SECOND PART

WHEREAS:

(A) The Optionor is the recorded and beneficial owner of an undivided 100% interest in the Toiyabe Property as described in Schedule A hereto (the "Property");

(B) The Optionor has agreed to grant an exclusive option to the Optionee to acquire all the interest of the Optionor in and to the Property, subject to the Royalty herein provided for, by paying certain consideration on the terms and conditions herein provided;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the Optionee's agreement to seek TSX Venture Exchange acceptance for this Agreement and for other good and valuable consideration, the receipt and sufficiency whereof is by the Optionor hereby acknowledged, the parties agree as follows:

PART 1

DEFINITIONS

1.1 In this Agreement, except as otherwise expressly provided or as the context otherwise requires,

(a) **"Area of Interest"** means the area lying within two miles of the perimeter of the Property;

(b) **"Commencement of Production"** means any and all production, including testing and initial tune up for the milling and/or heap leach system;

(c) **"Effective Date"** means the date upon which the TSX Venture Exchange grants to the Optionee its acceptance respecting this Agreement subject to §4.5;

(d) **"Exploration Expenditures"** means the sum of all expenditures on the exploration and development of the Property, and other costs and expenses which directly benefit the Property, incurred or chargeable by the Optionee with respect to the exploration of the Property, and the placing of the Property into commercial production, and

(e) **"Option"** means the exclusive right herein granted by the Optionor to the Optionee to permit the Optionee to acquire all right, title and interest of the Optionor to and in the Property as provided in Part 4;

(f) **"Option Period"** means the period during the term of this Agreement from the date hereof to and including the earliest of

- (i) the date of exercise of the Option,
- (ii) the eighth anniversary of the Effective Date, and
- (iii) the termination hereof pursuant to Part 16;

(g) **"Property"** means the mineral interests described in Schedule A (the "Original Property") as they may be augmented pursuant to Part 17 (such augmenting claims or interests being herein the "Additional Property") or reduced under Part 12, and all mining leases and other mining interests derived therefrom, and a reference herein to a mineral claim comprised in the Property includes any mineral leases or other interests into which such mineral claim may have been converted and Property includes all Property Rights;

(h) **"Property Rights"** means all licenses, permits, easements, rights-of-way, surface or water rights and other rights, approvals obtained by either of the parties either before or after the date of this Agreement and necessary or desirable for the development of the Property, or for the purpose of placing the Property into production or continuing production therefrom;

(i) **"Royalty"** means a 3% royalty on net smelter returns on production from the Property which royalty may become from time to time payable to the Optionor hereunder pursuant to Part 11 as such Royalty is more particularly defined in Schedule B;

(j) **"Schedules"** means the documents attached hereto as follows:

- (i) Schedule A – Mineral Interests comprising the Property;
- (ii) Schedule B – Net Smelter Returns Royalty; and

(k) "**Shares**" means the common shares in the capital of the Optionee, as presently constituted, to be issued to the Optionor pursuant to the exercise of the Option.

PART 2

REPRESENTATIONS, WARRANTIES AND COVENANTS OF OPTIONOR

2.1 The Optionor represents and warrants to the Optionee that:

(a) it is duly and legally formed and it is exclusively legally entitled to hold the Property and all mineral interests comprised therein, and all Property Rights held by it, and will remain so entitled until all interests of the Optionor in the Property (other than the Royalty) have been duly transferred to the Optionee as contemplated hereby or this Option has terminated;

(b) it is, and will be at the time of transfer to the Optionee of mineral claims comprising the Property, the recorded holder and beneficial owner of all of the mineral claims comprising the Property free and clear of all liens, charges and claims of others and no taxes or rentals are due in respect of any thereof and to his knowledge and belief; the mineral claims comprised in the Property have been duly and validly located and recorded and, except as specified in Schedule A and accepted by the Optionee, are in good standing on the date hereof and until the dates set opposite the respective names thereof in Schedule A;

(c) there is no adverse claim or challenge against or to the ownership of or title to any of the mineral interests comprising the Property, nor to the knowledge of the Optionor is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof, and no person other than the Optionor, pursuant to the provisions hereof, has any royalty or other interest whatsoever in production from any of the mineral interests comprising the Property;

(d) no third party consent of any kind is required by the Optionor to enter into this Agreement and grant the Option contemplated hereby;

(e) no proceedings are pending for, and the Optionor is unaware of any basis for the institution of any proceedings leading to the placing of the Optionor in bankruptcy or subject to any other laws governing the affairs of insolvent persons;

(f) it has been duly incorporated, amalgamated or continued and validly exists as a corporation in good standing under the laws of its jurisdiction of incorporation, amalgamation or continuation;

(g) it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the

creation of any encumbrance under the provisions of the Articles or the constating documents of the Optionor or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which the Optionor is a party or by which it is bound or to which it or the Property may be subject;

(h) to the best of the Optionor's knowledge, any and all previous work conducted on the Property (as such Property is constituted on the date hereof) was conducted in accordance with all applicable environmental laws, orders and rulings; and

(i) no proceedings are pending for, and the Optionor is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding-up of the Optionor or the placing of the Optionor in bankruptcy or subject to any other laws governing the affairs of insolvent corporations.

2.2 The representations and warranties contained in §2.1 are provided for the exclusive benefit of the Optionee, and a breach of any one or more thereof may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in §2.1 will survive the execution hereof and continue throughout the Option Period.

PART 3

REPRESENTATIONS, WARRANTIES AND COVENANTS OF OPTIONEE

3.1 The Optionee represents and warrants to and covenants with the Optionor that

(a) it has been duly incorporated and validly exists as a corporation in good standing under the laws of British Columbia;

(b) neither the execution and delivery of this Agreement by the Optionee nor the performance by the Optionee of its obligations hereunder conflicts with the Optionee's constating documents or any agreement to which it is bound;

(c) it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of the Articles or the constating documents of the Optionee or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which the Optionee is a party or by which it is bound or to which it or the Property may be subject;

(d) no proceedings are pending for, and the Optionee is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of the Optionee or the placing of the Optionee in bankruptcy or subject to any other laws governing the affairs of insolvent corporations;

(e) it is and during the Option Period it will be a reporting issuer under the *Securities Act* (British Columbia);

(f) the Shares will, at the time of delivery to the Optionor, be duly authorized and validly allotted and issued as fully paid and non-assessable free of any liens, charges or encumbrances;

(g) on the date of receipt by the Optionor of the certificate or certificates representing the Shares, every consent, approval, authorization, order or agreement of the Exchange that is required for the issuance of the Shares, as applicable, and the delivery to the Optionor of such certificate or certificates to be valid will have been obtained and will be in effect; and

(h) the Shares are, and will be at all times during the Option Period, part of a class of shares of the Optionee that is currently listed and posted for trading on the TSX Venture Exchange and, at the time of the delivery of the certificates representing the Shares, as applicable, to the Optionor, will have been approved and reserved for listing on the TSX Venture Exchange, subject only to fulfilment of the requirements of the TSX Venture Exchange relating to listing of additional shares of a listed class or series of shares.

3.2 The representations and warranties contained in §3.1 are provided for the exclusive benefit of the Optionor and a breach of any one or more thereof may be waived by the Optionor in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in §3.1 will survive the execution hereof and continue throughout the Option Period.

PART 4

GRANT AND EXERCISE OF OPTION

4.1 The Optionor hereby grants to the Optionee the sole and exclusive right and option, subject to the terms of this Agreement, to purchase the Property free and clear of all charges, and encumbrances (except the Royalty) by paying $1,000,000, reimbursing all acquisition costs including filing fees, holding fees, staking costs and other costs directly associated with acquisition of the property, issuing 500,000 Shares and incurring $2,500,000 in Exploration Expenditures on or before the times set forth in §4.2.

4.2 In order to exercise the Option, the Optionee shall:

(a) Reimburse all costs of acquisition associated with the Property;

(b) pay the Optionor $25,000 upon signing this Agreement;

(c) pay the Optionor $975,000 as follows:

(i) $30,000 on or before the first anniversary of the Effective Date;

(ii) an additional $45,000 on or before the second anniversary of the Effective Date;

(iii) an additional $60,000 on or before the third anniversary of the Effective Date;

(iv) an additional $80,000 on or before the fourth anniversary of the Effective Date;

(v) an additional $100,000 on or before the fifth anniversary of the Effective Date;

(vi) an additional $120,000 on or before the sixth anniversary of the Effective Date;

(vii) an additional $140,000 on or before the seventh anniversary of the Effective Date; and

(viii) an additional $400,000 on or before the eighth anniversary of the Effective Date;

(d) allotting and issuing to the Optionor, as fully paid and non-assessable, 500,000 Shares, as follows:

(i) 50,000 Shares forthwith after the Effective Date;

(ii) an additional 100,000 Shares on or before the first anniversary of the Effective Date;

(iii) an additional 150,000 Shares on or before the second anniversary of the Effective Date;

(iv) an additional 300,000 Shares on or before the third anniversary of the Effective Date;

(e) incurring Exploration Expenditures of $2,500,000 as follows:

(i) $125,000 on or before the first anniversary of the Effective Date;

(ii) an additional $175,000 on or before the second anniversary of the Effective Date;

(iii) an additional $200,000 on or before the third anniversary of the Effective Date;

(iv) an additional $275,000 on or before the fourth anniversary of the Effective Date;

(v) an additional $325,000 on or before the fifth anniversary of the Effective Date;

(vi) an additional $375,000 on or before the sixth anniversary of the Effective Date;

(vii) an additional $400,000 on or before the seventh anniversary of the Effective Date

(viii) an additional $625,000 on or before the eighth anniversary of the Effective Date.

If the Optionee spends, in any of the above periods, less than the specified sum, it may pay to the Optionor the difference between the amount it actually spent and the specified sum before the expiry of that period in full satisfaction of the Exploration Expenditures to be incurred. If the Optionee spends, in any period, more than the specified sum, the excess shall be carried forward and applied to the Exploration Expenditures to be incurred in succeeding periods.

4.3 The amounts due pursuant to §4.2 may be extended for up to 45 days from the stated dates in order to accommodate any necessary further TSX Venture Exchange acceptances to further share issuances.

4.4 The Optionor acknowledges that each share certificate shall have imprinted thereon a legend restricting transfer in Canada for four months plus one day from the date of its issuance.

4.5 If the Effective Date has not occurred within 60 days of the date of execution hereof, then either party may terminate this Option Agreement without liability by notice to the other party.

PART 5

ASSIGNMENT OF OPTION

5.1 The Optionee may assign all or part of its obligations under this Option Agreement to any third party (the "Assignee") without consent of the Optionor (but upon notice) provided that the Assignee and its successors agree to execute an acknowledgement to be bound by the terms hereof insofar as the Optionor's rights hereunder are concerned. The Optionor may sell or assign all or part of its rights under this option agreement to any third party without consent of the Optionee (but upon notice) provided the third party executes an acknowledgement to be bound by the terms hereof insofar as the Optionee's rights hereunder are concerned.

PART 6

EXERCISE OF OPTION

6.1 The Optionee may in its sole discretion at any time accelerate the payment of the amounts required by §4.2 to exercise the Option and thereby acquire the Property.

6.2 If and when the Option has been exercised, a 100% right, title and interest in and to the Property will vest in the Optionee free and clear of all charges, encumbrances and claims, save and except for the Royalty.

PART 7

RIGHT OF ENTRY

7.1 Throughout the Option Period, the Directors and Officers of the Optionee and its servants, agents and independent contractors, will have the sole and exclusive right in respect of the Property to

(a) enter thereon,

(b) have exclusive and quiet possession thereof,

(c) do such prospecting, exploration, development and/or other mining work thereon and thereunder as the Optionee in its sole discretion may determine advisable,

(d) bring upon and erect upon the Property buildings, plant, machinery and equipment as the Optionee may deem advisable, and

(e) remove therefrom and dispose of reasonable quantities of ores, mineral and metals for the purpose of obtaining assays or making other tests.

PART 8

PROPERTY CONVEYANCE DOCUMENTS

8.1 The Optionor shall, forthwith after the exercise of the Option by the Optionee, deliver to the Optionee duly executed transfers of the Property in the form required under the laws of the State of Nevada to transfer the interest in the Property acquired by the Optionor.

PART 9

OBLIGATIONS OF OPTIONEE DURING OPTION PERIOD

9.1 During the Option Period the Optionee will

(a) maintain in good standing those mineral interests comprised in the Property that are in good standing on the date hereof by the doing and filing of the maximum available assessment work credits on the Original Property or by making of payments in lieu of the minimum requirements, by the payment of taxes and rentals and the performance of all other actions which may be necessary in that regard and in order to keep such mineral claims free and clear of all liens and other charges arising from the Optionee's activities thereon except those at the time contested in good faith by the Optionee, as long as Optionee's actions do not jeopardize property title of Optionor,

(b) provide notification and confirmation of all federal, state and local filings to Optionor on or before August 15 of each year Optionee maintains the Property;

(c) permit the directors, officers, employees and designated consultants of the Optionor, at their own risk, access to the Property at all reasonable times subject always to Part 16, and providing the Optionor agrees to indemnify the Optionee against and to save the Optionee harmless from all costs, claims, liabilities and expenses that the Optionee may incur or suffer as a result of any injury (including injury causing death) to any director, officer, employee or designated consultant of the Optionor while on the Property,

(d) deliver to the Optionor on or before six months of each anniversary hereof, a report (including up-to-date maps if there are any) describing the results of work done in the last completed calendar year, together with reasonable details of Exploration Expenditures made,

(e) do all work on the Property in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority and file for all available credits,

(f) indemnify and save the Optionor harmless in respect of any and all costs, claims, liabilities and expenses arising out of the Optionee's activities on the Property, provided that the Optionee will incur no obligation thereunder in respect of claims arising or damages suffered after termination of the Option if upon termination of the Option any workings on or improvements to the Property made by the Optionee are left in a safe condition, and

(g) all exploration and development work performed by Optionee or its successors during the term of this Agreement shall conform with the applicable laws and regulations of the State of Arizona and the United States of America. Optionee shall be fully responsible for compliance with all applicable Federal, State, and local reclamation statutes, regulations and ordinances relating to such work, at Optionee's cost, and Optionee shall indemnify and hold harmless Optionor from any and all claims, assessments, fines and actions arising from Optionee's failure to perform the foregoing obligations. Optionee's reclamation obligation shall survive termination of the Agreement. Optionor agrees to cooperate with Optionee in any application for governmental licenses, permits, and approvals, the costs of which shall be borne by Optionee. Optionee shall own all governmental licenses, permits, and approvals.

PART 10

TERMINATION OF OPTION

10.1 If the Option is terminated otherwise than upon the exercise thereof pursuant to Part 4, the Optionee will

(a) leave in good standing for a period of at least one year from the termination of the Option Period those mineral claims comprised in the Original Property that are in good standing on the date hereof and any other mineral claims comprised in the Property that the Optionee receives in good standing after the date hereof,

(b) deliver at no cost to the Optionor within 90 days of such termination copies of all reports, maps, assay results and other relevant technical data compiled by or in the possession of the Optionee, including copies of all digital data, with respect to the Property and not theretofore furnished to the Optionor; and

(c) quitclaim at no cost to the Optionor all claims located or acquired by the Optionee within the Area of Interest.

10.2 Notwithstanding termination of the Option, the Optionee will have the right, within a period of 90 days following the end of the Option Period, to remove from the Property all buildings, plant, equipment, machinery, tools, appliances and supplies which have been brought upon the Property by or on behalf of the Optionee, and any such property not removed within such 90-day period will thereafter become the property of the Optionor.

PART 11

ROYALTY

11.1 The Optionor hereby retains a Royalty in the Property equal to three (3%) percent of Net Smelter Returns received from production on the Property as calculated pursuant to Schedule C.

11.2 The Optionor further grants the Optionee the right to purchase up to one half of the Royalty on the basis of $2 million per each 1% of Royalty. The Optionee must elect to complete any purchase of the Royalty within 60 days of the completion of a positive production study and give notice of such intention at least 10 days prior to that date.

PART 12

SURRENDER AND ACQUISITION OF PROPERTY INTERESTS BEFORE TERMINATION OF AGREEMENT

12.1 The Optionee may at any time either before or after the Commencement of Production, elect to abandon any one or more of the mineral interest comprised in the Property by giving notice to the Optionor of such intention.

12.2 The notice provided for in section 1.2 shall be given not later than June 1st of the year in which the Optionee elects to abandon the mineral interest.

12.3 For a period of 60 days after the date of delivery of such notice the Optionor may elect to have any or all of the mineral interests in respect of which such notice has been given transferred to it by delivery of a request therefor to the Optionee, whereupon the Optionee will deliver to the Optionor a quit claim or Bill of Sale or other appropriate Deed or assurance in registrable form transferring such mineral interests to the Optionor.

12.4 Any mineral interest so transferred, if in good standing at the date hereof or if the Optionee causes the same to be placed in good standing after the date hereof, will be in good standing for at least one year from the date of transfer. If the Optionor fails to make request for the transfer of any mineral claims as aforesaid within such 60-day period, the Optionee may then abandon such mineral claim without further notice to the Optionor. Upon any such transfer or abandonment the mineral claims so transferred or abandoned will for all purposes of this Agreement cease to form part of the Property.

PART 13

FORCE MAJEURE

13.1 If the Optionee is at any time either during the Option Period or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of, power shortages, fuel shortages, fires, wars, acts of God, or shipping delays, the time limited for the performance by the Optionee of its obligations hereunder will be extended by a period of time equal in length to the period of each such prevention or delay, provided however that nothing herein will discharge the Optionee from its obligations under §4.2.

13.2 The Optionee will within fourteen (14) days give notice to the Optionor of each event of force majeure under §13.1 and upon cessation of such event will furnish the Optionor with notice to that effect together with particulars of the number of days by which the obligations of the Optionee hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

13.3 After the Commencement of Production, the Optionee will work, mine and operate the Property during such time or times as the Optionee in its sole judgment considers such operations to be profitable.

13.4 The Optionee may suspend or curtail operations during periods when the products derived from the Property cannot be profitably sold at prevailing prices or if an unreasonable inventory thereof, in the Optionee's sole judgment, has accumulated or would otherwise accumulate.

PART 14

CONFIDENTIAL INFORMATION

14.1 No information furnished by the Optionee to the Optionor hereunder in respect of the activities carried out on the Property by the Optionee, or related to the sale of product derived from the Property, will be publicly published by the Optionor without the written consent of the Optionee, but such consent in respect of the reporting of factual data will not be unreasonably withheld, and will not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws. All Optionee's rights to reporting and factual data are relinquished at the time of termination of this Agreement.

PART 15

ARBITRATION

15.1 All questions or matters in dispute with respect to the accounting of moneys expended by the Optionee as provided herein, or with respect to the calculation of or amounts taken into account in the determination of the Royalty or the value of shares paid in §4.2 will be submitted to arbitration pursuant to the terms hereof.

15.2 It will be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration will have given not less than 15 days' prior written notice of its intention so to do to the other party together with particulars of the matter in dispute.

15.3 On the expiration of such 15 days, the party who gave such notice may proceed to refer the dispute to arbitration.

15.4 The party desiring arbitration will appoint one arbitrator, and will notify the other party of such appointment, and the other party will, within 15 days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, will, within 30 days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator to act with them and be chairman of the arbitration herein provided for.

15.5 If the other party will fail to appoint an arbitrator within seven days after receiving notice of the appointment of the first arbitrator, and if the two arbitrators appointed by the parties fail to agree on the appointment of the chairman, the chairman will be appointed under the provisions of the Arbitration Act of Nevada.

15.6 Except as specifically otherwise provided in this Part 15 the arbitration herein provided for will be conducted in accordance with such Act.

15.7 The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, will fix a time and place in Reno, Nevada, for the purpose of hearing the evidence and representations of the parties, and he will preside over the arbitration and determine all questions of procedure not provided for under such Act or this Part 15.

15.8 After hearing any evidence and representations that the parties may submit, the single arbitrator, or the arbitrators, as the case may be, will make an award and reduce the same to writing, and deliver one copy thereof to each of the parties.

15.9 The expense of the arbitration will be paid as specified in the award.

15.10 The parties may agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, will be final and binding upon each of them.

PART 16

DEFAULT AND TERMINATION

16.1 If at any time during the Option Period the Optionee fails to perform any obligation required to be performed hereunder, which failure or breach materially interferes with the implementation of this Agreement, the Optionor may terminate this Agreement but only if

(a) it first gives to the Optionee a notice of default containing particulars of the obligation which the Optionee has not performed, or the warranty breached, and

(b) the Optionee does not, within 30 days after delivery of such notice of default, cure such default if reasonably possible within said 30 days, or begun proceedings to cure such default by appropriate payment or performance if such default reasonably requires more than 30 days (the Optionee hereby agreeing that should it so begin to cure any default it will prosecute the same to completion without undue delay and will under no circumstances jeopardize Optionor's rights and title to the Property).

16.2 If the Optionee fails to comply with the provisions of §16.1 the Optionor may thereafter terminate this Agreement, and the provisions of Part 10 will then be applicable.

16.3 The Optionee may at any time terminate this Option by giving notice of termination to the Optionor and shall thereupon be relieved of any further obligations in connection herewith but shall remain liable for obligations which have accrued to the date of notice.

PART 17

AREA OF INTEREST

17.1 If either party (or permitted assignee) beneficially acquires any interest in mineral claims or other mineral interests within the Area of Interest such interest shall be included in the Property. The costs of the acquisition shall be borne by the Optionee.

PART 18

NOTICES

18.1 Each notice, demand or other communication required or permitted to be given under this Agreement will be in writing and will be sent by personal delivery, fax, email and/or prepaid registered mail to the addresses of the parties written on page 1 or such other address as the parties may hereafter provide to one another.

18.2 The date of receipt of such notice, demand or other communication will be the date of delivery or fax thereof if delivered, faxed, or emailed, and/or, if given by registered mail as aforesaid, will be deemed conclusively to be the third day after the same will have been so mailed except in the case of interruption of postal services for any reason whatever, in which case the date of receipt will be the date on which the notice, demand or other communication is actually received by the addressee.

18.3 Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice will be given to it thereafter until further change.

PART 19

GENERAL

19.1 This Agreement will supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

19.2 No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance of such other of its obligations hereunder will be deemed or construed to be a consent to or a waiver of any other breach or default.

19.3 The parties will promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the parties in the Property.

19.4 This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

19.5 This Agreement will be construed in accordance with the laws of State of Nevada and the laws of the United States applicable therein.

19.6 All sums of money referred to herein are expressed in United States currency.

19.7 The headings appearing in this Agreement are for general information and reference only and this Agreement will not be construed by reference to such headings.

19.8 In interpreting this Agreement and any schedules hereto attached, where the context so requires, the singular will include the plural, and the masculine will include the feminine, the neuter, and vice versa.

19.9 Nothing herein will constitute or be taken to constitute the Parties as partners or create any fiduciary relationship between them provided, however, that this qualification will not limit the express duty of each Party to act toward the other Party at all times in good faith with respect to all their obligations under this Agreement.

19.10 No modification, alteration or waiver of the terms herein contained will be binding unless the same is in writing, dated subsequently hereto, and fully executed by the Parties.

19.11 This Agreement may be executed in counterpart and by facsimile.

IN WITNESS WHEREOF the corporate seals of the Optionor and the Optionee have been hereunto affixed in the presence of their duly authorized officers in that behalf on the 23rd day of January, 2005.

0707729 B.C. Ltd.

Per: Robert Eadie
Authorized Signatory

MINQUEST, INC.

Per: [signature]
Richard Kern, President

SCHEDULE A

THE PROPERTY

Toiyabe Property

List Of Unpatented Mining Claims

Located in Section 1 & 12, T25N, R46E & Section 6 & 7, T25N, R47E & Section 36, T26N, R46E & Section 31, T26N, R47E, Lander County, Nevada

Claim Name	Owner	Loc. Date	AMC Number	Expiry Date(1)
Pinto 5	MinQuest	7/27/2004	879982	9/1/2005
Pinto 6	MinQuest	7/27/2004	879983	9/1/2005
Pinto 7	MinQuest	7/27/2004	879984	9/1/2005
Pinto 8	MinQuest	7/27/2004	879985	9/1/2005
Pinto 9	MinQuest	7/27/2004	879986	9/1/2005
Pinto 10	MinQuest	7/27/2004	879987	9/1/2005
Pinto 11	MinQuest	7/27/2004	879988	9/1/2005
Pinto 12	MinQuest	7/27/2004	879989	9/1/2005
Pinto 21	MinQuest	7/31/2004	879990	9/1/2005
Pinto 22	MinQuest	7/31/2004	879991	9/1/2005
Pinto 23	MinQuest	7/31/2004	879992	9/1/2005
Pinto 24	MinQuest	7/31/2004	879993	9/1/2005
Pinto 25	MinQuest	7/31/2004	879994	9/1/2005
Pinto 26	MinQuest	7/31/2004	879995	9/1/2005
Pinto 27	MinQuest	7/31/2004	879996	9/1/2005
Pinto 28	MinQuest	7/31/2004	879997	9/1/2005
Pinto 29	MinQuest	7/31/2004	879998	9/1/2005
Pinto 30	MinQuest	7/31/2004	879999	9/1/2005
Pinto 31	MinQuest	7/31/2004	880000	9/1/2005
Pinto 32	MinQuest	7/31/2004	880001	9/1/2005
Pinto 33	MinQuest	7/31/2004	880002	9/1/2005
Pinto 49	MinQuest	7/28/2004	880003	9/1/2005
Pinto 50	MinQuest	7/28/2004	880004	9/1/2005
Pinto 70	MinQuest	7/28/2004	880005	9/1/2005
Pinto 77	MinQuest	7/28/2004	880006	9/1/2005
Pinto 78	MinQuest	7/28/2004	880007	9/1/2005
Pinto 82	MinQuest	8/2/2004	880008	9/1/2005
Pinto 83	MinQuest	8/2/2004	880009	9/1/2005
Pinto 84	MinQuest	8/2/2004	880010	9/1/2005
Pinto 85	MinQuest	8/2/2004	880011	9/1/2005
Pinto 86	MinQuest	8/2/2004	880012	9/1/2005
Pinto 87	MinQuest	8/2/2004	880013	9/1/2005
Pinto 88	MinQuest	8/2/2004	880014	9/1/2005
Pinto 98	MinQuest	8/2/2004	880015	9/1/2005
Pinto 99	MinQuest	8/2/2004	880016	9/1/2005
Pinto 100	MinQuest	8/2/2004	880017	9/1/2005
Pinto 101	MinQuest	8/2/2004	880018	9/1/2005
Pinto 102	MinQuest	8/2/2004	880019	9/1/2005
Pinto 103	MinQuest	8/2/2004	880020	9/1/2005
Panda 13	MinQuest	7/21/2004	880021	9/1/2005
Panda 14	MinQuest	7/21/2004	880022	9/1/2005
Panda 15	MinQuest	7/21/2004	880023	9/1/2005
Panda 16	MinQuest	7/21/2004	880024	9/1/2005
Panda 17	MinQuest	7/21/2004	880025	9/1/2005
Panda 18	MinQuest	7/21/2004	880026	9/1/2005
Panda 19	MinQuest	7/21/2004	880027	9/1/2005
Panda 20	MinQuest	7/21/2004	880028	9/1/2005
Panda 51	MinQuest	7/21/2004	880029	9/1/2005
Panda 52	MinQuest	7/21/2004	880030	9/1/2005
Panda 71	MinQuest	7/21/2004	880031	9/1/2005
Panda 72	MinQuest	7/21/2004	880032	9/1/2005
Panda 73	MinQuest	7/21/2004	880033	9/1/2005
Panda 74	MinQuest	7/21/2004	880034	9/1/2005
Panda 75	MinQuest	7/21/2004	880035	9/1/2005
Panda 76	MinQuest	7/21/2004	880036	9/1/2005
Spigot 14	MinQuest	8/16/2004	880037	9/1/2005
Spigot 16	MinQuest	8/16/2004	880038	9/1/2005
Spigot 18	MinQuest	8/16/2004	880039	9/1/2005
Spigot 20	MinQuest	8/16/2004	880040	9/1/2005
Spigot 22	MinQuest	8/16/2004	880041	9/1/2005
Spigot 24	MinQuest	8/16/2004	880042	9/1/2005
Spigot 26	MinQuest	8/15/2004	880043	9/1/2005
Spigot 28	MinQuest	8/15/2004	880044	9/1/2005
Spigot 30	MinQuest	8/15/2004	880045	9/1/2005
Spigot 32	MinQuest	8/15/2004	880046	9/1/2005
Spigot 40	MinQuest	8/11/2004	880047	9/1/2005
Spigot 42	MinQuest	8/11/2004	880048	9/1/2005
Spigot 44	MinQuest	8/11/2004	880049	9/1/2005
Spigot 45	MinQuest	8/12/2004	880050	9/1/2005
Spigot 46	MinQuest	8/12/2004	880051	9/1/2005
Spigot 48	MinQuest	8/16/2004	880052	9/1/2005
Spigot 57	MinQuest	8/16/2004	880053	9/1/2005
Spigot 58	MinQuest	8/16/2004	880054	9/1/2005
Spigot 59	MinQuest	8/16/2004	880055	9/1/2005
Spigot 60	MinQuest	8/16/2004	880056	9/1/2005
Spigot 61	MinQuest	8/15/2004	880057	9/1/2005
Spigot 65	MinQuest	8/12/2004	880058	9/1/2005
Spigot 66	MinQuest	8/12/2004	880059	9/1/2005
Spigot 67	MinQuest	8/12/2004	880060	9/1/2005
Spigot 69	MinQuest	8/12/2004	880061	9/1/2005
Spigot 71	MinQuest	8/12/2004	880062	9/1/2005
Spigot 73	MinQuest	8/12/2004	880063	9/1/2005
Spigot 90	MinQuest	8/11/2004	880064	9/1/2005
Spigot 91	MinQuest	8/11/2004	880065	9/1/2005
Spigot 92	MinQuest	8/11/2004	880066	9/1/2005
Spigot 93	MinQuest	8/11/2004	880067	9/1/2005

1.Renewable on or before date listed.

SCHEDULE B

NET SMELTER ROYALTY

1. The holder of the working interest in the Property hereby grants the holder of this Royalty (the "Grantee"), a royalty (the "**Royalty**") on Net Smelter Returns ("**Net Smelter Returns**") equal to 3% for ore produced from the Property which royalty will be calculated, paid and otherwise regulated in accordance with the terms of this Royalty Deed.

2. For the purposes hereof, Net Smelter Returns will be calculated by taking the gross revenues from the sale by the Owner of all ore mined from the Property and from the sale by the Owner of concentrate and metal derived from ore mined from the Property, and deducting therefrom

(a) all smelting and refining costs deemed necessary to compute actual payments by the smelter to the Optionee including any sampling and assaying, treatment charges and penalties including but not limited to metal losses, penalties for impurities and charges for refining, selling and handling by the smelter and refinery,

(b) costs of handling, transporting, securing and insuring such material from the Property or from a concentrator, whether situated on or off the Property, to a smelter, refinery or other place of treatment, and

(c) ad valorem taxes and sales taxes based upon production, but not income taxes.

3. For the purposes of determining Net Smelter Returns, all receipts and disbursements in a currency other than US dollars will be converted into US dollars on the day of receipt.

4. At such time production is commenced on the Property, the Grantee will be provided monthly and annual calculation of Net Smelter Returns and the Royalty, determined in accordance with this Royalty Deed, for the preceding month and year, certified correct by the Owner.

5. Payments on the Royalty will be made in US dollars on or before the 15th of each month in which Net Smelter Returns, as determined on the basis of final adjusted invoices, are received by the Owner.

6. All Royalty Payments to be made to the Grantee by the Owner will be made to the Grantee at a bank specified by the Grantee in §7.

7. Upon 30 days' prior written notice by the Owner to the Grantee, the Grantee will designate a "Payment Bank" for payment, such payments to continue at the Payment Bank notwithstanding any assignment or transfer of the Royalty.

8. Nothing contained in this Royalty Deed will be construed as conferring upon the Grantee any right to or beneficial interest in the Property, except the right to receive a percentage

of Net Smelter Returns from the Owner as and when due and will not be deemed to create any fiduciary relationship between the Owner and the Grantee for any purpose whatsoever.

9. The Owner may, but will not be under any duty to, engage in price protection (hedging) or speculative transactions such as futures contracts and commodity options in its sole discretion covering all or part of production from the Property and, except in the case where products are actually delivered and a sale is actually consummated under this price protection or speculative transactions, neither the profits or losses from such transactions will be taken into account in calculating Net Smelter Returns or any interest therein.

10. The Owner will be entitled to make all operational decisions with respect to the methods and extent of mining and processing of ore, concentrate and metal produced from the Property (for example, without limitation, the decision to process by heap leaching rather than conventional milling).

11. If the Property is brought into commercial production, it may be operated as a single operation with other mining properties owned by third parties or in which the Owner has an interest, in which event (notwithstanding separate ownership thereof) ores mined from the mining properties (including the Property) may be blended at the time of mining or at any time thereafter.

12. The Owner will ensure that reasonable practices and procedures are adopted and employed for weighing, determining mineral content, sampling and assaying and determining recovery factors.

13. Except for payments of the Royalty, all notices, designations, or other documents required or authorized by the terms of this Royalty Deed will be in writing and will be personally delivered or mailed in Canada by registered or certified mail, postage prepaid, return receipt requested, addressed to the address of the intended recipient given by notice pursuant to the Agreement to which this is a Schedule.